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                                                                     Exhibit (e)

                  RESOURCES ACCRUED MORTGAGE INVESTORS 2, L.P.
                          5 Cambridge Center, 9th Floor
                         Cambridge, Massachusetts 02142

                                                     January 7, 2000

CERTIFIED MAIL
RETURN RECEIPT REQUESTED

Mr. Ben Farahi
1175 W. Moana Lane
Suite 200
Reno, Nevada  89509

Dear Mr. Farahi:

         The purpose of this letter is to respond to the request made on your behalf by your attorneys' Holleb & Coff by letter to Mr. Peter Braverman dated January 4, 2000 for a list of limited partners in Resources Accrued Mortgage Investors 2, L.P. (the "Partnership") and to set forth our understanding with regard to any proposed communication with holders of outstanding units of limited partnership interests ("Units") in the Partnership, by you or your an Affiliate (as defined below) (collectively, "you").

         In response to your request and in consideration of the agreements set forth in this letter agreement and in light of the receipt from Holleb & Coff of the sum of $150.00 to cover the costs of generating and mailing the list and this letter agreement, the Partnership agrees to provide you a current list of the names and addresses of the limited partners of the Partnership (the "Limited Partners") in paper format. You agree that you may only use the list to (i) communicate with other Limited Partners in the Partnership on Partnership matters, (ii) seek the vote of Limited Partners on Partnership matters and/or
(iii) make a tender offer for Units.

         You represent and warrant that on the date hereof you (i) beneficially own ____ Units and (ii) the execution and delivery of this Agreement by you nor the consummation of the transactions hereby contemplated to be performed by you will not constitute any violation of or default under, or conflict with, any contract or instrument to which you may be subject or bound.
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         You also agree that you will notify the Partnership at least three days before initiating any communication with Limited Partners and provide the Partnership a copy of such communication (if written) with such notice.

         You agree that if you commence a tender offer for outstanding Units, you will include verbatim the following language in any such communication:

         "TENDER OFFERS OF THIS NATURE ARE NOT REQUIRED TO COMPLY WITH CERTAIN RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. Accordingly, this tender offer does not need to comply with certain disclosure requirements and rules governing tender offers set forth in the Securities Exchange Act of 1934."

         In addition, you hereby represent, warrant and covenant to the Partnership that any tender offer to purchase Units commenced by you will be conducted in compliance with Section 14(e) (misleading statements), Rule 14d-7 (additional withdrawal rights), Rule 14d-8 (pro rata requirements), Rule 14e-1 (unlawful tender offer practices) and Rule 14e-3 (non-public information) of the Exchange Act.

         You shall not, without the prior written consent of the Partnership, disclose to any third party the list of Limited Partners' names and addresses that was provided to you by the Partnership.

         You hereby acknowledge that you are aware, and that you will advise your Affiliates of your responsibilities under the securities laws. You agree that the Partnership and/or its Affiliates, as the case may be, shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach by you of the provisions of this letter agreement, in addition to all other remedies available at law or in equity.

         In case any provision in or obligation under this letter agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         This letter agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law thereof. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.


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         If you agree with the foregoing, please sign both copies of this letter agreement and return one such copy of this letter agreement to the undersigned, which will constitute our agreement with respect to the subject matter of this letter agreement.

                                   Sincerely,

                                   RESOURCES ACCRUED MORTGAGE INVESTORS 2 L.P.

                                   By:      RAM Funding, Inc.
                                            Managing General Partner

                                            By
                                               --------------------------------
                                                     Peter Braverman
                                                     Vice President

Confirmed and agreed to as of
the date first above written:

---------------------------
Ben Farahi

cc: Don S. Hershman, Esq.